Exhibit 10(e)
CONFORMED EXECUTION COPY
FIRST AMENDMENT TO THE AMENDED
AND RESTATED GLOBAL SETTLEMENT AGREEMENT
               THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED GLOBAL SETTLEMENT AGREEMENT (this “Amendment”), is dated as of September 25, 2008, by and between Delphi Corporation (“Delphi”), on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases (together with Delphi, the “Debtors”), and General Motors Corporation (“GM”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).
               WHEREAS, Delphi, on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases, and GM have entered into an Amended and Restated Global Settlement Agreement dated as of September 12, 2008 (the “Agreement”); and
               WHEREAS, Delphi and GM have agreed to amend the Agreement pursuant to this Amendment.
               NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Section 1.57(a). The following Section 1.57(a) shall be added to the Agreement after Section 1.57 thereof: “GUC Percentage” shall mean .2 multiplied by the amount of allowed general unsecured claims (exclusive for all purposes of this section 1.57(a) of holders of TOPrS Claims, as defined in the 2007 Plan) divided by the sum of $2.055 billion and the product of 2 and the amount of allowed general unsecured claims.”

2.	Section 4.01(e). Section 4.01(e) is hereby replaced in its entirety with the following: “Any Delphi Plan shall provide that effective as of its effective date, the GM-Related Parties shall be released by the UAW Releasing Parties as set forth in the UAW MOU.”

3.	Section 4.01(f). Section 4.01(f) is hereby replaced in its entirety with the following: “Any Delphi Plan shall provide that effective as of its effective date, the GM-Related Parties shall be released by the IUE-CWA Releasing Parties as set forth in the IUE-CWA MOU.”

4.	Section 4.01(g). Section 4.01(g) is hereby replaced in its entirety with the following: “Any Delphi Plan shall provide that effective as of its effective date, the GM-Related Parties shall be released by the USW Releasing Parties as set forth in the USW MOUs.”

5.	Section 4.01(h). Section 4.01(h) is hereby replaced in its entirety with the following: “Any Delphi Plan shall provide that effective as of its effective date, the GM-Related Parties shall be released by the IAM Releasing Parties as set forth in the IAM MOU.”

6.	Section 4.01(i). Section 4.01(i) is hereby replaced in its entirety with the following: “Any Delphi Plan shall provide that effective as of its effective date, the GM-Related Parties shall be released by the IBEW Releasing Parties as set forth in the IBEW MOUs.”

7.	Section 4.01(j). Section 4.01(j) is hereby replaced in its entirety with the following: “Any Delphi Plan shall provide that effective as of its effective date, the GM-Related Parties shall be released by the IUOE Releasing Parties as set forth in the IUOE MOUs.”

8.	New Section 4.04(a)(iii). The following Section 4.04(a)(iii) shall be added to the Agreement after Section 4.04(a)(ii) thereof: “If any condition for the receipt by GM of the preferred stock described in Section 4.04(c) hereof is not satisfied or waived by GM, holders of general unsubordinated unsecured claims (exclusive for all purposes of this section 4.04(a) of TOPrS Claims, as defined in the 2007 Plan) shall receive 50% of all distributions that otherwise would be made to GM on account of its administrative expense claims allowed pursuant to this Section 4.04(a) to the extent necessary for such holders to receive an aggregate distribution, exclusive of any value received as a result of participation by such holders in any rights offering or similar undertaking, on account of their allowed general unsubordinated unsecured claims equal in value of up to $300 million.”

9.	Section 4.04(c). The following sentences shall be added at the end of Section 4.04(c) of the Agreement: “If all conditions for the receipt by GM of the preferred stock described in the preceding sentence are satisfied, value equal (at Plan value) to an amount of up to the GUC Percentage multiplied by the stated value of the preferred stock otherwise distributable to GM under the first sentence of this Section 4.04(c) shall be distributed to holders of general unsubordinated unsecured claims (exclusive for all purposes of this section 4.04(c) of holders of TOPrS Claims, as defined in the 2007 Plan) to the extent necessary to permit the holders of general unsubordinated unsecured claims to receive distributions, exclusive of any value received as a result of participation by such holders in any rights offering or similar undertaking, equal to 20% of their allowed general unsubordinated unsecured claims. Any distribution to the holders of general unsubordinated unsecured claims under the immediately preceding sentence of this Section 4.04(c) shall be effected by a reduction in the amount, measured in Plan value, of such preferred stock distributed to GM and a commensurate increase in the amount, measured in Plan value, of common stock distributed to the holders of the general unsubordinated unsecured claims. Such reduction and increase shall be made on a pro rata basis (i.e., out of each dollar of preferred or common stock distributed pursuant to this section 4.04(c), the GUC Percentage of such dollar shall be distributed in common stock to holders of the general unsubordinated unsecured claims and the remainder of such dollar shall be distributed in preferred stock to GM). Notwithstanding anything to the contrary in this Section 4.04(c), GM shall not be required, absent delivery to Delphi of GM’s prior written consent, to accept pursuant to this section 4.04(c), after taking into account reductions pursuant to the preceding two sentences of this Section 4.04(c), preferred stock with a stated value of less than $2.055 billion (if GM does not provide such consent, GM shall retain its administrative expense claims allowed pursuant to Section 4.04(a) hereof and all rights in connection therewith). Distributions pursuant to this section 4.04(c) shall not limit or restrict distributions to holders of allowed general unsubordinated unsecured claims under section 4.04(b) of this Agreement. In the event that total enterprise value set forth in the Plan or Disclosure Statement (as subsequently modified hereafter) exceeds $7.13 billion, Delphi and GM agree to work in good faith with the official committee of unsecured creditors (the “Creditors’ Committee”) to establish a reasonable allocation of the value in excess of $7.13 billion in light of the actual economic value of reorganized Delphi.

10.	Exhibit F. Exhibit F of the Agreement shall be replaced in its entirety by Annex A hereto.

11.	Any amendments to the Amended GSA or the Amended MRA that are materially adverse to the Debtors’ estates shall require the consent of the Creditors’ Committee.

12.	Effect of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement, “ “hereunder, “ “hereof, “ “herein” or words of like import referring to the Agreement shall be deemed to mean the Agreement as amended by this Amendment. This Amendment shall operate as an amendment of the provisions of the Agreement referred to specifically herein. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the Agreement, subject to the provisions of Article VI thereof, shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.
[Signature Page Follows]

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION,		GENERAL MOTORS CORPORATION
including on behalf of its Debtor subsidiaries
and Debtor Affiliates

By:	/s/ John D. Sheehan	By:	/s/ Frederick A. Henderson

	Name: John D. Sheehan		Name: Frederick A. Henderson
	Title: Vice President, Chief Restructuring Officer		Title: President and Chief Operating Officer

Summary of Terms of Series D Preferred Stock
     Set forth below is a summary of indicative terms for the preferred stock of Delphi Corporation to be issued to General Motors Corporation pursuant to a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Series D Preferred Stock Holder:	General Motors Corporation (“GM”).

Securities to be Issued:	Shares of Series D Convertible Preferred Stock, par value $0.01 per share, (the “Series D Preferred Stock”) with an aggregate initial stated value of $2.055 billion (such amount, the “Stated Value”). Delphi may pay cash to GM to reduce the number of shares issued at a price equal to the Stated Value per share.

Mandatory Conversion into Common Stock:	The Company shall convert into Common Stock all, but not less than all, of the Series D Preferred Stock on the fifth business day following the date the Mandatory Conversion Requirements are satisfied (but in no event earlier than the third anniversary of the effective date of the Plan) at the Conversion Price (as defined below) of the Series D Preferred Stock in effect on such conversion date.

The “Mandatory Conversion Requirements” set forth in this section are as follows: (i) the closing price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be equal to or greater than a price per share equal to 138% of the Conversion Price and (ii) the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Series D Preferred Stock.

The Company will provide the Series D Preferred Stock Holder with notice of conversion at least five (5) business days prior to the date of conversion.

The Series D Preferred Stock Holder will agree not to take any action to delay or prevent such registration statement from becoming effective.

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Series D Preferred Stock shall receive, out of legally available assets of the Company, a preferential distribution in cash in an amount equal to the Stated Value per share plus any unpaid Dividend Participation to which it is entitled or, if greater, the amount it would receive upon conversion to Common Stock immediately prior to such liquidation. Consolidation or merger or sale of all or substantially all of the assets of the Company shall not be a liquidation, dissolution or winding up of the Company.

Change of Control:	In a merger or consolidation or a sale of the Company involving a change of control of the Company, the Series D Preferred Stock will be converted into the greater of (i) the consideration applicable to the Common Stock on an as converted basis (or at the option of the Company a preferred security of equivalent economic value) and (ii) the Stated Value plus any unpaid Dividend Participation as to which it is entitled, for consideration payable in cash or marketable securities.

Ranking:	Senior to all other equity securities of Delphi and its subsidiaries issued pursuant to its Plan of Reorganization (the “Plan”) with respect to any distributions upon liquidation, dissolution or winding up of the Company. Senior to Common Stock with respect to any distributions upon liquidation, dissolution, winding up of the Company. The Company shall be permitted to issue new capital stock after the Effective Date of its Plan that is senior to or pari passu with the Series D Preferred Stock with respect to distributions upon liquidation, dissolution or winding up and other rights.

While any bankruptcy event is pending: (i) there shall be no dividends or other distributions on shares of Common Stock or other securities that do not, by their terms, rank senior to or pari passu with the Series D Preferred Stock (“Junior Stock”) or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the Series D Preferred Stock is paid its Stated Value plus any dividends to which it is entitled in full; and (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock in each case in cash unless the Series D Preferred Stock has first been paid in full in cash its Stated Value plus any unpaid Dividend Participation to which it is entitled.

Conversion of Preferred Stock into	Each share of Series D Preferred Stock shall be convertible at any time, without any payment by the Series D Preferred Stock Holder, into a

Common Stock:	number of shares of Common Stock equal to (i) the Stated Value divided by (ii) the Conversion Price. The Conversion Price shall initially be equal to the plan value per share as set forth in the Plan or applicable Disclosure Statement, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Series D Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will contain customary provisions with respect to stock splits, combinations and stock dividends and customary weighted average anti-dilution provisions in the event of, among other things, the issuance of rights, options or convertible securities with an exercise or conversion or exchange price below the Conversion Price, the issuance of additional shares at a price less than the Conversion Price and other similar occurrences. If a “Fundamental Change” occurs (i.e., merger, consolidation, asset sale, etc.) in which all or substantially all Common Stock is exchanged for or converted into stock, other securities, cash or assets, the Series D Preferred Stock has the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that it would have received if it had been converted immediately prior thereto. Any unpaid Dividend Participation to which the Series D Preferred Stock is entitled shall be paid upon any such conversion.

Any Series D Preferred Stock held by GM or its affiliates that is converted into Common Stock, whether pursuant to this section or the section entitled “Mandatory Conversion into Common Stock,” shall be converted into shares of Common Stock which, so long as such shares are held by GM or its affiliates, cannot be voted other than with respect to a merger, consolidation or sale of the Company involving a change in control of the Company (a “Change of Control Transaction”) in which the consideration to be paid for all Common Stock, including such shares of Common Stock held by GM or its affiliates, is not (i) equal to or greater than the Stated Value (subject to adjustment to reflect any stock splits or stock combinations effecting such shares of Common Stock) and (ii) paid in full in cash (the “Stated Consideration”); provided, that upon the transfer by GM or its affiliates of such Common Stock to a transferee that is not GM or an affiliate of GM, the restriction on voting such Common Stock shall no longer apply.

Dividends:	In addition, if any dividends are declared and paid on the Common Stock, each share of Series D Preferred Stock shall be entitled to receive the dividends that would have been payable on the number of shares of Common Stock that would have been issued with respect to such share had it been converted into Common Stock immediately prior to the record date for such dividend (“Dividend Participation”).

Voting Rights:	The Series D Preferred Stock and any shares of Common Stock issued in connection with a mandatory conversion of Series D Preferred Stock, so long as such shares are held by GM or any of its affiliates (the “GM Common Stock”) will not have any voting rights, except with respect to a Change of Control Transaction in which the consideration to be paid to all Common Stock, including the Common Stock into which the Series D Preferred Stock is convertible, is not at least equal to the Stated Consideration; provided, that nothing shall prohibit the Series D Preferred Stock or GM Common Stock from being voted in any manner to the extent required by Section 242(b)(2) of the Delaware General Corporation Law. With respect to such a transaction, each share of Series D Preferred Stock or GM Common Stock shall be entitled to a number of votes equal to the votes that it would otherwise have on an “as converted” basis.

Upon a Transfer by GM or its affiliates of the Series D Preferred Stock to someone other than GM or its affiliates in which there is no automatic conversion into Common Stock, as provided below under “Transferability,” the Series D Preferred Stock will vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to the holders of Common Stock. For the avoidance of doubt, upon a Transfer by GM or its affiliates of the Series D Preferred Stock to someone other than GM or its affiliates in which there is an automatic conversion into Common Stock, as provided below under “Transferability,” the Common Stock shall have the same voting rights as any other Common Stock.

Transferability:	The Series D Preferred Stock shall be transferred in accordance with this section.

Upon any direct or indirect sale, transfer, assignment, pledge or other disposition, (including a series of related direct or indirect sales, transfers, assignments, pledges or other dispositions, defined as a “Transfer”) of any Series D Preferred Stock (other than a Transfer to an affiliate of GM or any Transfer completed at a time when there is a pending acceleration under the Company’s exit financing facility or any refinancing thereof), such Transferred Series D Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Price.

The Series D Preferred Stock may not be Transferred by GM or its affiliates to any person if such Transfer would result in such person or group having beneficial ownership of 15% or greater of the Common Stock on an as converted basis. In addition, GM or its affiliates may not Transfer Series D Preferred Stock (i) exceeding 10% of the Common Stock on an as converted basis to any one person, including any affiliates of such person, or any one “group” (as defined in Section

13(d)(3) of the Securities Exchange Act of 1934, as amended) or (ii) without the prior written consent of the Company, not to be unreasonably withheld, to any one person or group, including any affiliates of such person, who has filed a Schedule 13D with the Securities and Exchange Commission with respect to the Company.

Amendments:	No provision of the certificate of designations for the Series D Preferred Stock may be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of a majority in aggregate Stated Value of the then outstanding Series D Preferred Stock.

Registration Rights:	GM and its affiliates, assignees or transferees of Registrable Securities (as defined below) (so long as such person holds Registrable Securities) (collectively, the “Holders”) shall be entitled to registration rights as set forth below. Except as set forth below, the registration rights shall be substantially similar to the registration rights previously agreed to by the Company and GM as set forth in the previously negotiated registration rights agreement (the “Prior RRA”).

Required Registration: The “Resale Registration Statement” (as defined in the Prior RRA) shall not be required to be filed prior to the date that is seven (7) days after the later of (i) the effective date of the Plan and (ii) the filing of the 2008 Form 10-K. The Company shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective within thirty (30) days after filing.

Demand Registrations. The Holders shall be entitled to an aggregate of three (3) demand registrations with respect to Registrable Securities; provided that following the time that the Company is eligible to use Form S-3, the Holders shall be entitled to an unlimited number of demand registrations with respect to Registrable Securities. Any demand registration may, at the option of the Holder, be a “shelf” registration pursuant to Rule 415 under the Securities Act of 1933 if the Company is at such time eligible to use Form S-3. All registrations will be subject to customary “windows” no less restrictive to the Company than those set forth in the Prior RRA.

Piggyback Registrations. The Holders shall be entitled to unlimited piggyback registration rights with respect to Registrable Securities as set forth in the Prior RRA, subject to customary cut-back provisions.

Registrable Securities. “Registrable Securities” shall mean and include any shares of Series D Preferred Stock, any shares of Common Stock issuable upon conversion of the Series D Preferred Stock, any other shares of Common Stock (including after acquired shares of Common

Stock) and any additional securities issued or distributed by way of a dividend or other distribution in respect of any such securities, in each case, held by any Holder; provided, that as to any Registrable Securities, such securities will cease to constitute Registrable Securities upon the earliest to occur of:
(i) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which such securities are distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act; (iii) the date on which such securities have been transferred to any Person other than a Holder; (iv) the date on which such securities cease to be outstanding; and (v) for so long as such securities may be transferred without restriction as to volume pursuant to Rule 144.

Expenses. All registrations shall be at the Company’s expense (except underwriting fees, discounts, stock transfer taxes and commissions applicable to the sale of Registrable Securities and all fees and expenses of more than one counsel representing Holders selling Registrable Securities, which shall be paid by the selling Holders), including, without limitation, all fees and expenses of one (but not more than one) counsel for any Holders selling Registrable Securities in connection with any such registration, as set forth in the Prior RRA.

Optional Redemption:	For a period of six months after the “Effective Date” of the Plan, the Company shall have the right to redeem up to one half of the Series D Preferred Stock at a price per share equal to 85% of the Stated Value per share.

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